WELLINGTON GLOBAL MULTI-STRATEGY FUND

FORM OF

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this ___ day of __________, 2024, by and between Wellington Global Multi-Strategy Fund, a Delaware statutory trust (the “Fund”), and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified closed-end management investment company and operates as an interval fund, and is authorized to issue Shares of beneficial interest (“Shares”);

WHEREAS, the Fund desires to retain the Distributor as its principal underwriter in connection with the offering of the Shares of the Fund;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Fund’s board of trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Distributor. The Fund hereby appoints the Distributor as its principal underwriter for the distribution of Shares of the Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of the Distributor.

A.        The Distributor agrees to act as the principal underwriter of the Fund for the distribution of Shares of the Fund upon the terms described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to the Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Fund under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

B.        During the public offering of Shares of the Fund, the Distributor shall use its best efforts to distribute the Shares in line with industry standards. All orders for Shares shall be made through financial intermediaries or directly to the Fund, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C.        The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through FundSERV and any other similar successor platform. The Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions.

D.        The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Fund.

E.         The Distributor agrees to review all proposed marketing materials for compliance with applicable FINRA and SEC advertising rules and regulations and shall file with FINRA those marketing materials that it believes are in compliance with such laws and regulations. The Distributor agrees to promptly furnish to the Fund any comments provided by regulators with respect to such materials.

F.         The Fund agrees to repurchase Shares tendered by shareholders of the Fund in accordance with the Fund’s obligations in the Prospectus and the Registration Statement. The Fund reserves the right to suspend such repurchase right upon written notice to the Distributor.

G.        The Distributor may, in its discretion, and shall, at the request of the Fund, enter into agreements with qualified broker-dealers and other financial intermediaries (the “Financial Intermediaries”) in order that such Financial Intermediaries may sell Shares of the Fund. The form of any dealer agreement shall be approved by the Fund (“Standard Dealer Agreement”). The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) Distributor has received a payment from the Fund pursuant to such Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan has been approved by the Fund’s Board.

H.        The Distributor shall not be obligated to sell any certain number of Shares.

I.          The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

J.         The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

K.        Other than registration as a broker-dealer under the 1934 Act, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

3.	Representations, Warranties and Covenants of the Fund.

A.        The Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a closed-end management investment company under the 1940 Act;

(ii)	this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained or will obtain all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)	the Registration Statement and Prospectus and any marketing material prepared by the Fund or its agents do not and shall not knowingly contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;

(vii)	the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(viii)	all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the 1933 Act and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered.

B.        The Fund shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.        The Fund agrees to advise the Distributor promptly in writing:

(i)	of any material correspondence or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)	of the happening of any event of which the Fund is aware which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)	of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC;

(v)	in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)	of the commencement of any litigation or proceedings against the Fund or any of their officers or directors in connection with the issue and sale of any of the Shares.

D.        The Fund shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.        The Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.         The Fund shall fully cooperate in the efforts of the Distributor to arrange for the distribution of Shares. In addition, the Fund shall keep the Distributor fully informed and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by their independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. The Fund shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one (1) business day of any such filings. The Fund represents that it will not use or authorize the use of any marketing material unless and until such materials have been approved and authorized for use by the Distributor.

G.        The Fund shall provide and cause each other agent or service provider to the Fund, including the Fund’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.        The Fund shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

I.         The Fund has adopted reasonably designed policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Fund (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of the Shares.

4.	Representations, Warranties and Covenants of the Distributor.

A.        The Distributor hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)	this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B.        In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Fund.

C.        The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

5.         Compensation.

A.        In consideration of Distributor’s services in connection with the distribution of Shares of the Fund, Distributor shall receive the compensation set forth in Exhibit A.

B.        Except as specified in Section 5A, Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by Distributor pursuant to this Agreement. Distributor may receive compensation from the Fund’s investment adviser related to its services hereunder or for additional services all as may be agreed to between the investment adviser and Distributor.

6.         Expenses.

A.        The Distributor shall not bear the costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with its shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related marketing material, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 3(D) hereof.

B.        The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.         Indemnification.

A.        The Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all third-party losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as principal underwriter of the Fund pursuant to this Agreement; (ii) the Fund’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) knowingly include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund is sold, provided, however, that the Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Fund or its counsel by the Distributor in writing for use is such Registration Statement, Prospectus, shareholder reports, or sales literature and advertising materials. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, breach of confidentiality or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Fund. Such notification shall be given by letter, electronic mail, or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(A).

B.        The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them. The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s) and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C.        [Intentionally Omitted]

D.        The Distributor shall indemnify, defend and hold the Fund, their affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by the Distributor in writing for use in such Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Fund. In no event shall anything contained herein be so construed as to protect the Fund against any liability to the Distributor to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter, electronic mail, or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor. The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.         The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them. The Distributor’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s) and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

F.         No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.         Dealer Agreement Indemnification.

A.        Both parties acknowledge and agree that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B.        To the extent that Distributor enters into any Non-Standard Dealer Agreement, after review and approval by the Fund, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by Distributor in any Non-Standard Dealer Agreement to the extent that Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.         Limitations on Damages. Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

10.       Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; pandemics; labor disputes, but excluding any industry dispute related to the Distributor or Distributor’s personnel; or civil commotion;; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause for a period of thirty (30) or more days of the start date of the force majeure event. Where such force majeure event continues and persists for more than thirty (30) days from the start date, the affected party may terminate this Agreement without liability to the non-performing party.

11.       Business Continuity Procedures. The Distributor must, at all times, have effective disaster recovery and business continuity procedures (“Business Continuity Procedures”) in place to ensure that acceptable service levels are maintained in the event of problems occurring with the Distributor.

12.       Duration and Termination.

A.        This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two (2) years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B.        Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, by the Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than sixty (60) days’ written notice, by either the Fund through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

C.        This Agreement will automatically terminate in the event of its “assignment” as such term is defined in the 1940 Act and the rules thereunder.

D.        Upon termination of this Agreement, or at any other time upon the Fund’s reasonable request, the Distributor will: (a) promptly destroy or deliver to the Fund all Confidential Information (defined below), notes, memoranda, notebooks, working papers, draft documents, records, reports, files, and other materials in its possession or under its control, in electronic form and otherwise, whether prepared by the Distributor or others, which are associated with the Services and relationship contemplated between the parties; and (b) promptly certify in writing that it has complied with the data destruction obligations of this section.

13.       Anti-Money Laundering Compliance.

A.        Each of Distributor and the Fund acknowledge that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.        Each of Distributor and the Fund agrees that it will take such further steps and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

14.       Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund.

The Fund represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

15.       Confidentiality. During the term of this Agreement, the Distributor and the Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means any tangible and intangible non-public or proprietary information belonging to the Distributor or the Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect and hold in the strictest confidence, the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory or self-regulatory agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

16.       Notices.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, electronic mail, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Distributor:	(ii) To the Fund:
Foreside Fund Services, LLC Attn: Legal Department Three Canal Plaza, Suite 100 Portland, ME 04101 Telephone: (207) 553-7110 Email: legal@foreside.com	Wellington Global Multi-Strategy Fund Attn: Matthew Shea 280 Congress Street Boston, MA 02210 Telephone: Email: MNShea@wellington.com Email: GMContractNotices@wellington.com

17.       Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund. If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

18.       Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

19.       Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

20.        Information Security.

A.        Information Security Requirements. Distributor shall ensure that it has implemented and documented reasonable and appropriate administrative, technical, and physical safeguards to protect the Fund’s Confidential Information and personal information (collectively “Data”) and the technologies and communications systems used by the Distributor for the delivery and administrative support of the Distributor’s services to the Fund against accidental or unlawful destruction, alteration, unauthorized or improper disclosure or access or unlawful or unauthorized processing. Such safeguards shall include but are not limited to:

(i)	the use of encryption of both in transit and at rest and pseudonymisation controls to limit the impact should Data be exposed;

(ii)	the ability to ensure the ongoing confidentiality, integrity, availability, and resiliency of processing systems and services;

(iii)	the ability to restore the availability and access to Data and services in a timely manner in the event of a breach or other physical or technical incident;

(iv)	a process for training, regularly testing, assessing and evaluating the effectiveness of technical and organizational measures for ensuring the security of the processing and ensuring security requirements and processes are understood and adhered to within the Distributor organization and any third party servicers including affiliates and subcontractors;

(v)	a process for: timely identification of incidents, including processes for detecting anomalous access to Data and misuse of systems; containment and eradication of the causes of the incident; and meeting obligation to notify Company of any security breach, suspected breach or suspected improper exposure of Data;

(vi)	controls in place to limit the loss of Data from both inadvertent mishandling as well as malicious activity arising from both manual and automated processes;

(vii)	a process for ensuring that access to Data is limited to personnel who are authorized and who have a legitimate need to process the Data; and

(viii)	for all remote access, including access to email, the Distributor employees will use multi-factor authentication.

B.        The Distributor will regularly test and monitor the effectiveness of its safeguards, controls, systems and procedures. The Distributor will periodically identify reasonably foreseeable internal and external risks to the security, confidentiality, integrity, and availability of the Data and ensure that these risks are addressed. If the Services involve the transmission of Data, the Distributor shall notify the Fund and the parties shall agree in writing on the secure method of data transmission.

C.        The Distributor shall immediately inform the Fund in writing if it cannot comply with any material term of the Agreement, regarding the Services that affects the privacy or security of the Data (if this occurs, the Distributor shall use reasonable efforts to remedy the non-compliance, and the Fund shall be entitled to suspend any of the Distributor’s further delivery of Services, in accordance with the provisions contained in the Agreement).

D.       Pursuant to Section 12D, the Distributor shall return or destroy all such Data promptly upon the termination of this Agreement, or at any time during the term of this Agreement upon written instructions from the Fund.

E.        Disabling Devices. No software component of any deliverable will contain a disabling device. For the purpose of this Agreement, “disabling device” means any program of device within the deliverable that is intentionally designed to prevent or disrupt the functioning of the deliverable (such as “viruses”, “time bombs”, “Trojan horses”, “worms”, and “salamis”) upon the occurrence of an event or events other than programs or devices that are disclosed to the Fund and are designed to protect the Fund from unauthorized access by third parties, and similar risks.

F.        Security Event. Upon any potential or actual known breach of Data or of the Distributor’s obligations with respect to Data, the Distributor will at it’s expense (i) promptly investigate such breach or potential security event, (ii) promptly notify the Fund of such or potential breach if the investigation reveals that Data or service was affected or potentially affected, but no later than forty-eight (48) hours after the Distributor becomes aware of it; and (iii) implement necessary corrective actions. For the purpose of this Section “potential breach” shall mean an actual breach where the Distributor suspects the Fund’s Data was materially affected or compromised, a suspected breach where the Distributor has reason to believe that the Fund’s Data was affected or compromised, or an actual breach where the Distributor’s systems were breached and where disclosure would be appropriate, but where the Distributor cannot state with certainty that Fund’s Data has been compromised. “Potential breach” shall not include breaches where the Distributor can easily identify that the Fund’s Data was not compromised. Such corrective actions shall include:

(a)	performing an analysis to determine the cause of the security breach;

(b)	providing the Fund with a report detailing the cause of the security breach and the material involved;

(c)	promptly remedying or mitigating the security breach to a commercially reasonable extent; and

(d)	reasonable cooperation with the Fund and its designees and with any civil or criminal authority in any investigation, remediation efforts, or action related to the unauthorized, unlawful or accidental access, use, processing, disclosure, transfer destruction, loss or alteration. Upon the occurrence of a security breach, at the Fund’s request, the Distributor shall provide a list of all individuals who have (or have had) access to the relevant Data.

In the event that the Distributor suspects or confirms a security breach or the existence of a disabling device in any software component of any Services, the Distributor will immediately send notice to the Fund at the following email address: reportcyberincident@wellington.com.

21.       Insurance.

A.        The Distributor shall, at its own expense, secure and keep in full force and effect throughout the term of this Agreement appropriate types and limits of insurance based on the Services being provided and as required by law. Such insurance shall cover the Distributor and its subcontractors and include the following:

(i) Commercial General Liability/Umbrella Insurance written on an occurrence form to afford protection with limits not less than Ten Million Dollars ($10,000,000) Per Occurrence and Annual Aggregate limit, including coverage for bodily injury or death, premises/operations, products-completed operations, contractual liability, personal and advertising injury, independent contractors, and broad form property damage;

(ii) Professional Liability Insurance with limits not less than Ten Million Dollars ($10,000,000) each claim to cover professional acts, errors, or omissions arising out of the Services performed under this Agreement; and

(iii) Network Security and Data Protection (“Cyber”) insurance coverage with limits of not less than Five Million Dollars ($5,000,000) each claim to cover damages suffered by Company due to the Supplier’s failure to protect confidential, proprietary or personally identifiable information while performing Services under this Agreement.

B.        Supplier shall add “Wellington Global Multi-Strategy Fund, its affiliates and subsidiaries, and its officers, partners, and employees” as additional insureds under the commercial general liability, business automobile, and umbrella policies, and policies will provide cross-liability coverage per a separation of insureds or severability of interests clause. All required insurance must be primary and non-contributory and must include a waiver of subrogation against the Fund, its affiliates and subsidiaries, and its officers, partners, and employees. The Distributor shall not reduce or cancel any required coverage without giving the Fund sixty (60) days prior written notice.

C.        The Distributor shall place all policies with an acceptable insurance company with an A.M. Best rating of A VIII or higher. The Distributor shall provide the Fund a certificate of insurance that evidences the required coverage and discloses any applicable deductibles and self-insured retentions on or before the Effective Date, and annually thereafter, or more frequently if reasonably requested by the Fund, until this Agreement terminates.

22.       Survival. The provisions of Sections 5, 6, 7, 8, 9, 14, 15, 18, 20 and 21 of this Agreement shall survive any termination of this Agreement.

23.       Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall be construed as if drafted jointly by both the Distributor and the Fund and no presumptions shall arise in favor of any party by virtue of authorship of any provision of this Agreement. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

24.       Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

Wellington Global Multi-Strategy Fund

By:
Name:
Title:

Foreside Fund Services, LLC

By:
Name:
Title:

EXHIBIT A

Compensation

SALES LOADS:

Any and all upfront commissions on sales of Shares notified by a Fund in writing to the Distributor in respect of a particular Financial Intermediary up to the maximum such upfront commission rate set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.

Such commissions shall not exceed the percentage of the applicable sale amount set forth in the Registration Statement and shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such sales loads from the Fund.

DISTRIBUTION FEE:

The Fund will pay the Distributor an ongoing quarterly fee at the annualized rate set forth in the Registration Statement and such fee shall be paid by the Distributor to the applicable Financial Intermediaries as set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such fee from the Fund.